Exhibit 99.2

Secure Computing Corporation Announces Receipt of Deficiency Letter from Nasdaq Stock Market

Secure Computing Corporation (Nasdaq: SCUR) (the “Company”) today announced that it received a Deficiency Letter (the “Letter”) from Nasdaq (”Nasdaq”) on September 26, 2006 indicating that when the Company completed its acquisition of CipherTrust, Inc. on August 31, 2006 (the “Merger”) pursuant to an Agreement and Plan of Merger, (the “Merger Agreement”), it failed to comply with the shareholder approval requirements set forth in Nasdaq Marketplace Rule 4350(i)(1)(C) (the “Rule”).

Nasdaq verbally notified the Company of such noncompliance on September 14, 2006. In response to the verbal notification, the Company took action to cure the deficiency by entering into an amendment to the Merger Agreement on September 24, 2006, to restrict the issuance, in connection with the Merger, of an aggregate number of shares of its common stock equal to or in excess of 20% of the number of shares of its common stock then outstanding on the closing date of the Merger, unless and until shareholder approval has been obtained. Consequently, the Letter confirms that, subject to the public announcement requirements of Nasdaq Marketplace Rule 4803(a), the Company has regained compliance with the Rule and the matter is now closed.

About Secure Computing

Secure Computing (Nasdaq: SCUR) develops and sells network security products that help customers create a trusted environment both inside and outside of their organizations. Our global customers and partners include the majority of the Dow Jones Global 50 Titans and the most prominent organizations in banking, financial services, healthcare, telecommunications, manufacturing, public utilities, and federal and local governments. The company is headquartered in San Jose, Calif., and has sales offices worldwide.

Editorial Contact:

Brenda Christensen

brenda_christensen@securecomputing.com

925-288-4165

Investor Contact:

Jane Underwood

jane_underwood@securecomputing.com

408-979-6186